TERMS OF CLASS C OPTIONS

1. **Grant of Options.**

For each share of Common Stock purchased in the Offering, the Company shall grant Subscriber one Class C Option (the "Class C Option"). Each Class C Option is exercisable to purchase 2.5 shares of Common Stock (the "Class C Option Shares") at an exercise price of $1.10 per share ($2.75 per option) (the "Class C Option Exercise Price") (subject to adjustment), at any time and from time to time (the "Class C Option Exercise Period"), commencing on the Closing Date (defined below) and ending on the date which is 180 days immediately following the earliest to occur of the closing of an IPO or a Trading Date (the "Class C Option Expiration Date").

2. **Definitions. The following terms, as used herein, have the following meaning:**

(i) "**Aggregate Option Price**" means the aggregate exercise price payable for the Option Shares.

(ii) "**Common Stock**" means the Common Stock, $.001 par value, of the Company.

(iii) "**Current Market Price**" means as of any date the last sale price of the Common Stock on the trading day prior to such date or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc., Automated Quotations System ("**NASDAQ**"), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the high per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the Common Stock as determined by the Company's Board of Directors.

(iv) "**Exercise Period**" means the Class C Exercise Period.

(v) "**Expiration Date**" means the Class C Option Expiration Date.

(vi) "**Founding** Stockholders" means Biovestors L.L.C., Altira Capital & Consulting L.L.C., Boom Enterprises L.L.C. and Marilyn Polinsky Living Trust.

(vii) "**Holder**" means the holder of this Option and the holder(s) of all other Options and Option Shares are referred to as the "**Holders**" and Holders of more than fifty percent (50%) of the outstanding Options and Option Shares are referred to as the "**Majority of the Holders**"

(viii) "**IPO**" means the initial public offering of the Common Stock.

(ix) "**Options**" mean the Class C Options, all similar Options issued on the date hereof and all Options hereafter issued in exchange or substitution for this Option or such similar Options.

(x) "**Option Exercise Price**" means the Class C Option Exercise Price.

(xi) "**Option Shares**" means the Class C Option Shares.

(xii) "**Closing Date**" means the date on which the Company accepts a Subscriber's subscription for Common Stock pursuant to the Subscription Agreement.

(xiii) "**Registrable Securities**" shall mean the Option Shares; provided, however, that Option Shares shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the Securities and Exchange Commission ("**SEC**"); (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "**Securities Act**") so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale; (C) are held by a Holder or a permitted transferee of a Holder pursuant to Section 6.10; and (D) may not be disposed of under Rule 144(k) under the Securities Act without restriction.

(xiv) "**Shell Corporation**" means a corporation (i) the securities of which are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**") or that is required to file reports under Section 15(d) of the Exchange Act, or that has a class of securities that is publicly traded; and (ii) that is inactive or which does not have any material business or plan of operation other than to invest in the Company.

(xv) "**Trading Date**" means the first date on which the Common Stock trades on a national securities exchange or on the Nasdaq Stock Market.

3. <u>**Exercise of Options**</u>.

(a) Subject to Paragraph (b) below, the Options may be exercised, in whole at any time, during the applicable Exercise Period and prior to 5:00 P.M., New York City time, on the applicable Expiration Date by the Holder by the surrender of the Options (with the subscription form duly executed) at the address set forth in Section 15(a) hereof, together with

proper payment of the Aggregate Option Price, with payment for Option Shares made by certified or official bank check or wire transfer, payable to the order of the Company.

(b) Options may only be exercised in installments with a minimum aggregate exercise price of $100,000 each. Upon surrender of the Options, the Company will issue a certificate or certificates in the name of the Holder for the number of shares of Common Stock to which the Holder shall be entitled.

4. Reservation of Option Shares; Listing. The Company agrees that, prior to the expiration of the Options, the Company shall at all times (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of the Options, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of the Options, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal and (b) if the Company hereafter lists its Common Stock on any national securities exchange, use its best efforts to keep the Option Shares authorized for listing on such exchange upon notice of issuance.

5. Protection Against Dilution; Adjustment to Exercise Price.

5.1 Dilution.

(a) In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares (collectively, a "Dilution Event"), the number of Shares and Options issuable upon exercise of all currently exercisable Options shall be proportionately adjusted to reflect such dividend, distribution, subdivision, reclassification or combination. For example, if the Company declares a 2 for 1 stock split and immediately prior to such event a Class C Option was exercisable to purchase a unit consisting of 2.5 Shares, then immediately following such event a Class C Option shall be exercisable to purchase 5 Shares. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) Whenever the number of Option Shares is adjusted pursuant to Subsection (a) above, the Exercise Price shall simultaneously be adjusted by multiplying the Exercise Price immediately prior to such event by the number of Option Shares immediately prior to such event and dividing the product so obtained by the number of Option Shares, as adjusted.

(c) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per Option Share; provided, however, that any adjustments which by reason of this Section 5(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 5 (other than this Section 5(c)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Option or Common Stock issuable upon the exercise hereof. All calculations under this Section 5 shall be made to the

nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 5 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those required by this Section 5, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(d) Whenever the Exercise Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Options in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Options.

(e) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Options not less than ten days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

6. Registration Rights. The Option Shares shall be entitled to the registration rights set forth in Article V of the Subscription Agreement.

7. **Lock Up; Limitation on Sale**. (a) Holder hereby agrees that from the earlier to occur of (i) the date of the IPO or (ii) the Trading Date and continuing for a period of 180 days thereafter or such longer period as may be requested by the underwriter or underwriters, in the case of an underwritten public offering (the "Lock-Up Period"), the Holder will not, without the prior written consent of the Company, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of (collectively, a "Transfer"), directly or indirectly, the Option Shares purchased or acquired by Holder. In addition, the Holder agrees that during the period during which Holder holds any Option Shares, the Holder will not directly or indirectly, through related parties, affiliates or otherwise sell "short" or "short against the box" (as those terms are generally understood) any equity security of the Company.

(b) In connection with any subsequent public offering of the Company's securities, the Holder hereby agrees to be subject to a lock-up of its Option Shares for a period of 60 days or such longer period following such public offering as and if required by the underwriter or underwriters of such public offering. The foregoing lock-ups shall be applicable regardless of whether the securities are then registered for re-sale under the Securities Act.

(c) Holder agrees that for a period of two years following the end of the Lock-Up Period, Holder shall not Transfer during any calendar quarter an amount of Option Shares that exceeds 25% of the total number of Option Shares owned by the Holder at the beginning of such calendar quarter.

(d) In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Option Shares (as defined below) of each Holder

(and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

8. **Right of First Refusal**. Notwithstanding anything to the contrary contained herein, the Options and the Option Shares shall be subject to the rights of first refusal provisions set forth in Section 5.12 of the Subscription Agreement.

9. **Investment Intent; Limited Transferability**.

(a) The Holder represents, by accepting the Options, that it is an "accredited investor" as that term is defined in Rule 501 promulgated under the Act and understands that this Option and any securities issuable upon exercise of the Options have not been registered for sale under Federal or state securities laws or "Blue Sky" laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. The Holder further represents to the Company that it is acquiring the Options and will acquire any securities issuable upon exercise of the Options for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act, and agrees that the Options and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or "Blue Sky" laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act and under any state securities laws of "Blue Sky" laws.

(b) Notwithstanding anything to the contrary contained herein, prior to the expiration of 450 days immediately following the Closing Date, neither the Options nor the Option Shares may be owned directly or indirectly by a Shell Corporation. Any purported transfer of the Options and/or Option Shares to a Shell Corporation or its subsidiary shall be null and void.

(c) Subject to compliance with subsection 9(a) and 9(b), the Options and all rights hereunder are transferable, in whole or in part, upon (i) notice to the Company, (ii) surrender of the Options to the Company with a properly executed assignment (in the form attached at the end hereof) at the address set forth in Section 6.1 of the Subscription Agreement, and (iii) upon delivery to the Company at such address of an executed agreement by which the transferee of the Options agrees to be bound by all of the terms and conditions of the Options. The Company will maintain a register containing the names and addresses of the registered Holder of the Options. Any registered Holder may change such registered holder's address as shown on the Option register by written notice to the Company requesting such change. The Company may treat the registered Holder of the Options as he or it appears on the Option register at any time as the Holder for all purposes.

(d) Notwithstanding anything to the contrary contained herein, prior to the occurrence of the IPO or the Trading Date, the Holder may not transfer Option Shares to a third party unless the third party delivers to the Company an executed agreement by which the third party agrees to be bound by all of the terms and condition of the Agreement.

10. **Voting of Option Shares**. Holder agrees that prior to the occurrence of an IPO, Holder shall vote any and all Option Shares owned by Holder: (i) in favor of the election of a

Board of Directors consisting solely of the members currently in office as of the date of this Option or such other nominees as shall be selected by the current Board or by their chosen successors from time to time hereafter; and (ii) in accordance with the recommendation of the Board of Directors on any other matter that is submitted to a vote of the stockholders of the Company or for which written consents are solicited therefrom.

11. Irrevocable Proxy. In order to secure Holder's obligation to vote Holder's Option Shares in accordance with the provisions of Section 10 hereof, Holder hereby appoints the Company as Holder's true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of Holders Option Shares for the election of directors and all such other matters as are expressly provided for in Section 10. The Company may exercise the irrevocable proxy granted to it hereunder at any time any Holder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Holder pursuant to the Section 11 are coupled with an interest and are given to secure the performance of each Holder's obligations to the Company under this Agreement. Subject to Section 10, such proxies and powers shall be irrevocable for a period of ten years and shall survive the death, incompetency, disability, bankruptcy of such Holder and any subsequent holders of the Option Shares.

12. Loss, etc., of Option. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Option, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Option, if mutilated, the Company shall execute and deliver to the Holder a new Option of like date, tenor and denomination.

13. Option Holder Not Stockholder. The Options do not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof.

14. Legend. Holder consents to the placement of a legend on any certificate or other document evidencing the Options or Option Shares that such securities have not been registered under the Securities Act or any state securities or "blue sky" laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. Holder is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of such Securities. The legend to be placed on each certificate shall be in form substantially similar to the following:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES OR "BLUE SKY LAWS", AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."